BAKER TILLY

Baker Tilly Virchow Krause, LLP
225 S Sixth Street, Ste 2300
Minneapolis, MN 55402-4661
tel 612 876 4500
fax 612 238 8900
bakertilly.com

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-190618, 333-203301, and 333-209381) of Talon Real Estate Holding Corp. of our report dated April 6, 2016, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern and appears on page F-1 of this annual report on Form 10-K for the year ended December 31, 2015.

Baker Tilly Virchow Krause LLP

Minneapolis, Minnesota
April 6, 2016